UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 20, 2009

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On April 20, 2009, SBA Communications Corporation (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) under which it agreed to sell $450,000,000 aggregate principal amount of its 4.00% Convertible Senior Notes due 2014 (the “Notes”) to Citigroup Global Markets Inc., Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, as representatives of the several initial purchasers (the “Initial Purchasers”). In addition, the Company granted the Initial Purchasers an option to purchase an additional $50,000,000 aggregate principal amount of Notes solely to cover over allotments. On April 21, 2009, the Initial Purchasers elected to exercise the over allotment option in full. The Notes were issued on April 24, 2009.

Net proceeds from this offering were approximately $488.1 million, as adjusted for the exercise of the over allotment option, after deducting estimated discounts, commissions and expenses. The Company used a portion of the net proceeds from the offering to repurchase, contemporaneously with the closing of the sale of the Notes, 2.0 million shares of its Class A common stock, or $50.0 million worth of shares of the Company’s Class A common stock, based on the closing stock price of $24.80 on April 20, 2009 in privately negotiated transactions concurrently with the offering of the Notes. In addition, the Company used approximately $61.6 million of the net proceeds from the Notes offering plus proceeds from the warrant transactions referred to below to fund the cost of the convertible note hedge transactions that the Company entered into contemporaneously with the pricing of the Notes. The remaining net proceeds will be used for general corporate purposes, including repurchases or repayments of the Company’s outstanding debt.

The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties.

Indenture

The Notes are governed by the terms of an Indenture, dated as of April 24, 2009, by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes bear interest at a rate of 4.00% per annum, which is payable semi-annually in arrears, on April 1 and October 1 of each year, commencing on October 1, 2009. The Notes mature on October 1, 2014. The Notes are convertible, at the option of the noteholders, under the following circumstances:

•

during any calendar quarter commencing at any time after June 30, 2009 and only during such calendar quarter, if the last reported sale price of the Company’s Class A common stock for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding calendar quarter is more than 130% of the applicable conversion price per share of Class A common stock on the last day of such preceding calendar quarter;

•

during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each day in the measurement period was less than 95% of the product of the last reported sale price of the Company’s Class A common stock and the applicable conversion rate;

•	if specified distributions to holders of the Company’s Class A common stock are made or specified corporate transactions occur; or

•	at any time on or after July 22, 2014.

The Notes are convertible based on an initial conversion rate of 32.9164 shares of the Company’s Class A common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $30.38 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances. The Company has the right to deliver cash, shares of its Class A common stock, or a combination of cash and shares of its Class A common stock upon conversion. The Company from time to time will make an election with respect to the method it chooses to satisfy its obligation upon conversion, which election shall be effective until it provides notice of an election of a different method of settlement. The Company initially elects to settle its conversion obligation in shares of its Class A common stock.

The Notes are the Company’s unsecured senior obligations and will not be guaranteed by any of the Company’s subsidiaries. The Notes rank equally in right of payment with the Company’s existing and future senior unsecured indebtedness, including the $85.9 million aggregate principal amount outstanding of the Company’s 0.375% Convertible Senior Notes due 2010 (the “0.375% Notes”) and $550.0 million aggregate principal amount outstanding of the Company’s 1.875% Convertible Senior Notes due 2013 and senior in right of payment to the Company’s future subordinated debt, if any. The Notes are effectively junior to any of the Company’s secured debt to the extent of the value of the assets securing such debt. The Notes are also effectively subordinated to all existing and future debt and other liabilities (including trade payables) of the Company’s subsidiaries.

If a Fundamental Change (as defined in the Indenture) occurs at any time prior to the Maturity Date (as defined in the Indenture), then each holder of Notes shall have the right, at such holder’s option, to require the Company to repurchase any or all of such holder’s Notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, on the date specified by the Company at a repurchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (as defined in the Indenture).

The Indenture provides that an Event of Default (as defined in the Indenture) will occur if: (a) the Company defaults in any payment of interest on any Note when the same becomes due and payable and such default continues for a period of thirty (30) calendar days; (b) the Company defaults in the payment of the principal of any Note when the same becomes due and payable at its maturity, upon required repurchase, upon declaration or otherwise; (c) the Company fails to deliver Common Stock, cash or a combination of the foregoing, as required pursuant to Article 10 “Conversion of Notes” of the Indenture upon the conversion of any Notes, and such failure continues for five (5) calendar days following the scheduled settlement date for such conversion; (d) the Company fails to comply with Article 5 “Successor Company” of the Indenture; (e) the Company fails to provide notice of the anticipated effective date or actual effective date of a Fundamental Change, Make-Whole Fundamental Change (as defined in the Indenture) or of certain distributions specified in the Indenture, in each case on a timely basis; (f) the Company fails to comply with any term, covenants or agreements contained in the Notes or the Indenture, other than those breaches covered by a prior Event of Default, and such failure continues for sixty (60) calendar days after the written notice specified below is given to the Company; (g) default by the Company or any Subsidiary (as defined in the Indenture) of the Company in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $50,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Subsidiary of the Company, whether such debt exists on the date of, or subsequent to, the Indenture , resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within thirty (30) calendar days after the written notice is given to the Company; (h) a final judgment for the payment of $50,000,000 (or its foreign currency equivalent) or more rendered against the Company or any Subsidiary of the Company, which judgment is not fully covered by insurance or not discharged or stayed within ninety (90) calendar days after the occurrence of events specified in the Indenture; (i) the Company pursuant to or within the meaning of any Bankruptcy Law (as defined in the Indenture): (1) commences a voluntary case; (2) consents to the entry of an order for relief against it in an involuntary case; (3) consents to the appointment of a

Custodian (as defined in the Indenture) of it or for any substantial part of its property; (4) makes a general assignment for the benefit of its creditors; or (5) takes any comparable action under any foreign laws relating to insolvency; or (j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against the Company in an involuntary case; (2) appoints a Custodian of the Company or for any substantial part of its property; (3) orders the winding up or liquidation of the Company; or (4) any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for sixty (60) calendar days.

If an Event of Default, other than certain bankruptcy and insolvency related Events of Default specified in the Indenture, occurs and is continuing, the Trustee by notice to the Company or the noteholders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee , may declare the principal of, and accrued but unpaid interest on all the Notes due and payable. If certain bankruptcy and insolvency Events of Default specified in the Indenture occurs, the principal of, and accrued but unpaid interest on all Notes shall be immediately due and payable without any other act on the part of the Trustee or the noteholders.

The Indenture provides that the Company, under certain circumstances, may be required to pay additional interest on the Notes. For example, if, at any time during the six-month period beginning on, and including, the date which is six months after the last date of the original issuance of the Notes, the Company fails to timely file any document or report that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods and other than reports on Form 8-K), or the Notes are not otherwise freely tradable by holders other than the Company’s affiliates, the Company will pay additional interest on the Notes. Additional interest will accrue on the Notes at the rate of 0.25% per annum of the principal amount of Notes outstanding for each day during such period for which such failure has occurred and is continuing, which rate will be increased by an additional 0.25% per annum following the 90th day on which such additional interest has accrued, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum, and provided further that the Company will have 14 calendar days, in the aggregate, to cure any such late filings before any such additional interest shall accrue. Further, if, and for so long as, the restrictive legend on the Notes has not been removed or the Notes are not otherwise freely tradable by holders other than the Company’s affiliates as of the 365th day after the last date of the original issuance of the Notes, the Company will pay additional interest on the Notes at a rate equal to 0.25% per annum of the principal amount of notes outstanding until the restrictive legend on the Notes has been removed and the Notes are freely tradable, which rate will be increased by an additional 0.25% per annum following the 90th day on which such additional interest has accrued, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum.

The Indenture provides that the Company may not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to, another Person (as defined in the Indenture), unless: (a) either (i) the Company is the surviving corporation, or (ii) if the Company is not the surviving corporation, the resulting, surviving or transferee person (the “Successor Company”) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes, by a supplemental indenture in a form reasonably satisfactory to the Trustee, and a supplemental agreement, all of the Company’s obligations under the Notes and the Indenture; (b) immediately after giving effect to the transaction described above, no Default or Event of Default, has occurred and is continuing; (c) if as a result of such transaction, the Notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of the Company or the Successor Company, as applicable, under the Notes and the Indenture; and (d) the Company has delivered to the Trustee the officers’ certificate and opinion of counsel in accordance with the Indenture.

Convertible Note Hedge Transactions and Sold Warrant Transactions

On April 20, 2009, concurrently with the pricing of the Notes, the Company entered into a Convertible Bond Hedge Transaction Confirmation with each of Citibank N.A., Barclays Bank PLC, Deutsche Bank AG London, J.P. Morgan Chase Bank, National Association and Wachovia Capital Markets, LLC (each an affiliate of an Initial Purchaser) to purchase convertible note hedges (collectively, the “Hedge Confirmations”). The initial strike price of the convertible note hedges is $30.38 per share of the Company’s Class A common stock (the same as the initial conversion price of the Notes) and is similarly subject to certain customary adjustments (other than those arising from a fundamental change, a change of control, or certain other conditions specified in the Hedge Confirmations). The convertible note hedge transactions cover an aggregate of 16,458,200 shares of the Company’s Class A common stock, as adjusted for the exercise of the over allotment option.

On April 20, 2009, in connection with the Company’s issuance of the Notes, the Company entered into an Issuer Warrant Transaction Confirmation with each of Citibank N.A., Barclays Bank PLC, Deutsche Bank AG London, J.P. Morgan Chase Bank, National Association and Wachovia Capital Markets, LLC (each an affiliate of an Initial Purchaser) to sell equity warrants (collectively, the “Warrant Confirmations”). The initial strike price of the equity warrants is $44.64 per share of the Company’s Class A common stock and is similarly subject to certain customary adjustments (other than those arising from a fundamental change, a change of control, or other certain conditions specified in the Warrant Confirmations). The equity warrants cover an aggregate of 16,458,200 shares of the Company’s Class A common stock, as adjusted for the exercise of the over allotment option.

The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the Notes in the event that the market value per share of the Company’s Class A common stock, as measured under the convertible note hedge transactions, at the time of conversion of the Notes is greater than the strike price of the convertible note hedges, which corresponds to the initial conversion price of the Notes and is similarly subject to certain customary adjustments. If, however, the volume-weighted average price per share of the Company’s Class A common stock exceeds the strike price of the warrants when it is exercised, there would be dilution from conversion of the Notes to the extent that the then volume-weighted average price per share of the Company’s Class A common stock exceeds the strike price of the warrants.

The Company has been advised that, in connection with hedging the convertible note hedge transactions and the warrant transactions, and the termination of a portion of the 2007 hedge transactions (as defined below) and 2007 warrant transactions (as defined below) as discussed under Item 1.02, the counterparties to the new hedge transactions and warrant transactions, and the 2007 hedge transactions and the 2007 warrant transactions, or their respective affiliates, expect to enter into privately negotiated derivative transactions between themselves in the Company’s Class A common stock concurrently with or shortly after the pricing of the notes. In addition, at the same time, the hedge counterparties to the new transactions also expect to purchase shares of, and/or enter into derivatives in, the Company’s Class A common stock in privately negotiated transactions with third parties and/or in open market transactions. The 2007 hedge counterparties may unwind various derivative transactions by selling the Company’s Class A common stock in open market transactions shortly following the pricing of the notes. The counterparties to the new hedging transactions have also informed the Company that they are likely to modify their hedge positions by entering into or unwinding various derivative transactions and/or by purchasing or selling the Company’s Class A common stock in secondary market transactions during the term of the notes. The effect, if any, of these transactions and activities on the market price of the Company’s Class A common stock will depend on several factors including market conditions.

Certain of the Initial Purchasers and their respective affiliates perform various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates. Affiliates of Citigroup Global Markets Inc., Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, ABN Amro Incorporated and TD Securities (USA) LLC are lenders under the Company’s senior secured revolving credit facility.

The description above is qualified in its entirety by the Purchase Agreement, the Indenture, the Convertible Bond Hedge Transaction Letter Agreements and the Issuer Warrant Transaction Letter Agreements.

Item 1.02	Termination of a Material Definitive Agreement.

Termination of Convertible Note Hedge Transactions

On March 20, 2007, concurrently with the pricing of the Company’s 0.375% Notes, the Company entered into convertible note hedge transactions whereby the Company purchased from Citibank N.A. and Deutche Bank N.A. London Branch (affiliates of two of the initial purchasers of the 0.375% Notes) (the “2007 hedge counterparties”) an option covering 10,429,720 shares of its Class A common stock at an initial price of $33.56 per share (the “2007 hedge transactions”). Separately and concurrently with the pricing of the 0.375% Notes, the Company entered into warrant transactions whereby the Company sold to the 2007 hedge counterparties warrants to acquire 10,429,720 shares of its Class A common stock at an initial exercise price of $55.00 per share (the “2007 warrant transactions”).

During the fourth quarter of 2008 and the first quarter of 2009, the Company consummated exchanges and repurchases of $264.1 million aggregate principal amount of the 0.375% Notes in privately negotiated transactions. Concurrently with the pricing of the Notes and entering into the convertible note hedge transactions discussed above under Item 1.01, on April 20, 2009, the Company and the 2007 hedge counterparties agreed to early terminate the portion of the 2007 hedge transactions and 2007 warrant transactions which relate to the $264.1 million aggregate principal amount previously repurchased with respect to 7,870,535 shares of the Company’s Class A common stock effective April 24, 2009. Pursuant to the terms of the 2007 hedge transactions and 2007 warrant transactions, the Company elected that the hedge counterparties pay the Company in shares of Class A common stock the net fair value of the terminated transactions. The Company received approximately 546,000 shares of Class A common stock from the counterparties to the terminated hedge and warrant transactions, representing a net value to the Company of approximately $13.5 million, based on the closing stock price of $24.80 per share on April 20, 2009.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated by reference herein.

The Company offered and sold the Notes to the Initial Purchasers and sold warrants to affiliates of the Initial Purchasers pursuant to an exemption from registration under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). The Initial Purchasers have agreed to re-sell the Notes to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act. For a description of the Notes’ conversion terms, please see Item 1.01—Indenture above.

Item 8.01	Other Events.

On April 20, 2009, the Company issued a press release announcing its intention to offer $350 million principal amount of Notes and its expectation to grant to the Initial Purchasers an option to purchase up to $50 million principal amount of additional Notes to cover over allotments. A copy of the press release is filed herewith as Exhibit 99.1.

On April 21, 2009, the Company issued a press release announcing the upsizing of its previously announced $350 million principal amount of Notes to $450 million principal amount of Notes, the pricing of its $450 million principal amount of Notes and the granting to the Initial Purchasers of an over allotment option to purchase an additional $50 million principal amount of Notes. A copy of the press release is filed herewith as Exhibit 99.2.

On April 22, 2009, the Company issued a press release announcing that the Initial Purchasers of $450 million principal amount of Notes elected to exercise their over allotment option to purchase an additional $50 million principal amount of such Notes. A copy of the press release is filed herewith as Exhibit 99.3.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.78	Purchase Agreement, dated April 20, 2009, among SBA Communications Corporation and Citigroup Global Markets Inc., Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, as representatives of the several initial purchasers listed on Schedule I of the Purchase Agreement.
99.1	Press release issued by SBA Communications Corporation on April 20, 2009.
99.2	Press release issued by SBA Communications Corporation on April 21, 2009.
99.3	Press release issued by SBA Communications Corporation on April 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Senior Vice President and Chief Financial Officer

Dated: April 24, 2009